Exhibit 99.1
Press Release
Contact:
Contact (The First-Knox National Bank of Mount Vernon): Jesse Marlow, Vice President, Business Development and Sales 740-399-5319
Contact (Ohio Legacy Bank, N.A.): Michael Kramer, President and CEO, 330-263-1955
The First-Knox National Bank of Mount Vernon and Ohio Legacy Bank, N.A. Announce Agreement for Sale of Millersburg, Ohio Office
The First-Knox National Bank of Mount Vernon (First-Knox), a national bank subsidiary of Park National Corporation (AMEX: PRK) and Ohio Legacy Bank, N.A. (Ohio Legacy), an affiliate of Ohio Legacy Corp (NASDAQ: OLCB) announced today that they have entered into a definitive purchase and assumption agreement for the sale of the Millersburg banking office of Ohio Legacy to First-Knox. In the transaction First-Knox, headquartered in Mount Vernon, will assume substantially all of the deposit liabilities and purchase assets, including substantially all of the loans administered at the Ohio Legacy location.
Financial terms of the transaction are not being disclosed at this time. The transaction is subject to customary conditions in the purchase and assumption agreement, including approval of regulators. The parties expect the transaction to close in the third quarter of 2007.
Currently First-Knox has three locations in Millersburg. First-Knox plans to consolidate the offices and staff at the 60 West Jackson Street and 50 North Clay Street locations with the office and staff at the Ohio Legacy location into one team operating from 225 North Clay Street. The First-Knox office in the Wal-Mart store, located at 1640 South Washington Street, will remain as is. After the acquisition, First-Knox will have over $70 million in loans and over $46 million in deposits in the Millersburg and Holmes County market.
In a joint announcement, Gordon Yance, President and CEO of First-Knox and Mike Kramer, President and CEO of Ohio Legacy assured employees that their jobs would not be jeopardized by this transaction. Yance commented; “We are delighted with this opportunity. This transaction, coupled with our more than 20 year presence in Millersburg, will enable First-Knox to play an even greater role in providing community banking for both the residents and commercial businesses in the Millersburg area”. Kramer added; “This transaction is consistent with our primary strategic goal of transforming our balance sheet and specifically lowering our overall funding costs. We appreciate the help our Holmes County employees, clients, and shareholders provided to the company in its founding. We are equally pleased that we are handing off our employees and clients in the Millersburg market to one of the finest community banks in our region: First-Knox National Bank.”
Profile of First-Knox
First-Knox is a full-service bank providing traditional banking services such as checking accounts, savings accounts, certificates of deposits, IRA’s and all types of retail and commercial loans. First-Knox has a complete menu of alternative investments and trust services. First-Knox operates 14 offices across Ashland, Holmes, Knox, Morrow, and Richland Counties. For a complete listing of all offices and other information about First-Knox and the products and services offered, please visit the First-Knox website at www.firstknox.com.
Profile of Ohio Legacy Corp
Founded in October of the year 2000, Ohio Legacy Corp is the parent of Ohio Legacy Bank, N.A. Ohio Legacy operates 5 banking centers at locations in Canton, North Canton, Millersburg, and at its headquarters in Wooster, Ohio. Ohio Legacy is committed to providing the highest level of customer service to all its customers and is especially focused on meeting the needs of the small to medium business community. Ohio Legacy Corp’s common stock is listed on the Nasdaq National Market under the symbol OLCB. You can learn more about how Ohio Legacy can help you meet your financial needs by visiting us at www.ohiolegacybank.com.
Safe Harbor Statement
Except for the historical and present factual information contained in this press release, the matters discussed in this press release, including the expected benefits of the transaction and other statements identified by words such as “will,” “expect,” “plans,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in the forward-looking statements, including the following: the ability to obtain regulatory approvals of the purchase and assumption transactions on the proposed terms and schedule; the possibility that costs or difficulties related to the integration of the Millersburg operations will be greater than expected or the cost savings and revenue synergies following the purchase and assumption transactions may be lower or take longer to realize than expected; disruptions from the purchase and assumption transactions may make it more difficult to maintain relationships with customers, employees or suppliers; the impact of competition; and other risks relating to our industry as detailed from time to time in each of Park National Corporation’s and Ohio Legacy Corp’s reports filed with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date on which they are made, and First-Knox and Ohio Legacy undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the forward-looking statement is made, except as required by applicable law.